EXHIBIT L

Information with respect to Transactions Effected Since the Filing of Amendment No. 9 to the Schedule 13D

All of the below transactions in the Common Stock were traded in the ordinary course over The NASDAQ Global Market.

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Qualified Master Fund, LP and effected the below transactions.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
11/30/2017	Purchase	8,951	$21.53(1)
12/4/2017	Purchase	4,918	$20.48(2)
12/7/2017	Purchase	29,447	$20.71(3)
12/8/2017	Purchase	71,528	$20.06(4)
12/11/2017	Purchase	100,447	$20.10(5)
12/12/2017	Purchase	157,532	$20.29(6)

Abdiel Capital Advisors, LP serves as the investment manager of Abdiel Capital, LP and effected the below transactions.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
11/30/2017	Purchase	336	$21.53(1)
12/4/2017	Purchase	340	$20.48(2)
12/7/2017	Purchase	1,029	$20.71(3)
12/8/2017	Purchase	2,635	$20.06(4)
12/11/2017	Purchase	3,691	$20.10(5)
12/12/2017	Purchase	5,791	$20.29(6)

(1)	The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $21.23 to $21.65. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.
(2)	The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $20.41 to $20.50. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.
(3)	The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $20.61 to $20.75. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.
(4)	The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $19.80 to $20.25. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.
(5)	The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $19.70 to $20.21. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.
(6)	The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $19.96 to $20.50. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.